Exhibit 99.1

Agrify Corporation Announces Results for Third Quarter 2024

TROY, Michigan, November 14, 2024 - Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), a leading provider of branded innovative solutions for the cannabis and hemp industries, today announced financial results for the quarter ended September 30, 2024.

Third Quarter 2024 Financial Results Summary

●	Revenue was $1.9 million for the third quarter of 2024

●	Gross profit was $0.2 million for the third quarter of 2024

●	Net loss for the third quarter of 2024 was $18.6 million, primarily attributed to a $15 million change in fair value of warrant liabilities

●	As of November 14, 2024, Agrify has approximately 1.5 million shares of common stock outstanding and 6.3 million warrants

Recent Developments

●	Secured new convertible note financing of up to $20 million with an initial draw of $10 million from Green Thumb Industries on November 5, 2024

●	Ben Kovler was appointed Chairman and Interim CEO on November 5, 2024

●	Announced intent to acquire the Señorita brand of hemp-derived THC drinks (HDT) on November 12, 2024

“Today really is Day One at Agrify,” said Chairman and Interim CEO Ben Kovler. “The hemp and cannabis industries are evolving fast and Agrify’s fortified balance sheet is ready to move on opportunities. We have a deep understanding of the consumer and plan to leverage that strength today to build Agrify’s value for tomorrow. With that in mind, we made our first strategic decision this week when we signed a non-binding letter of intent to acquire the Señorita brand of HDT beverages. While challenges in the industry remain, we are excited about the innovative aspects of this sector and see lots of opportunity ahead.”

About Agrify (Nasdaq:AGFY)

Agrify Corporation (“Agrify” or the “Company”) is a developer of branded innovative solutions for the cannabis and hemp industries in extraction, cultivation and more. Agrify’s proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable cultivators to produce the highest quality products with unmatched consistency, yield, and return on investment at scale. Agrify’s comprehensive extraction product line, which includes hydrocarbon, ethanol, solventless, post-processing, and lab equipment, empowers producers to maximize the quantity and quality of extract required for premium concentrates. For more information, please visit Agrify at http://www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements regarding future financial results, potential growth opportunities, the ability to consummate the Señorita transaction on a timely basis or at all, and Agrify’s ability to deliver solutions and services. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” ”plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2023 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Contact

Agrify Investor Relations

IR@agrify.com

(857) 256-8110

Agrify Corporation

Highlights from Unaudited Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,934	$3,139	$7,526	$14,009
Cost of Goods Sold	(1,709)	(2,165)	(6,009)	(11,447)

Gross Profit	225	974	1,517	2,562

Expenses:
Selling, General, and Administrative	3,890	5,552	3,405	20,068
Total Expenses	3,890	5,552	3,405	20,068

Loss From Operations	(3,665)	(4,578)	(1,888)	(17,506)

Other Income (Expense):
Other Income (Expense), net	(14,948)	2,849	(15,333)	(158)
Interest Expense, net	(38)	(363)	(166)	(1,562)

Total Other Income (Expense)	(14,986)	2,486	(15,499)	(1,720)

Net Loss Before Non-Controlling Interest	(18,651)	(2,092)	(17,387)	(19,226)

Net Loss Attributable To Non-Controlling Interest	—	—	—	2

Net Loss Attributable To Agrify Corporation	$(18,651)	$(2,092)	$(17,387)	$(19,224)

Net Loss per share - basic and diluted (1)	$(17.31)	$(19.02)	$(16.82)	$(202.21)

Weighted average number of shares outstanding - basic and diluted	1,077,780	109,983	1,033,582	95,068

(1)	Periods presented have been adjusted to retroactively reflect the 1-for-20 reverse stock split on July 5, 2023, and for the 1-for-15 reverse stock split on October 8, 2024. Additional information regarding the reverse stock splits may be found in Note 1 – Overview, Basis of Presentation, and Significant Accounting Policies, included in the notes to the consolidated financial statements

Agrify Corporation

Highlights from the Unaudited Condensed Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

September 30,
2024
(Unaudited)
Cash and Cash Equivalents	$263
Inventory, Net	18,085
Other Current Assets	2,422
Loans Receivable, Net of Current Portion	9,903
Property and Equipment, Net	6,596
Operating Lease Right-of-Use Assets	1,573
Other Long-term Assets	110
Total Assets	$38,952
Total Current Liabilities	$27,766
Related Party Debt, Net of Current Portion	4,360
Operating Lease Liabilities, Net of Current Portion	1,090
Other long-Term Liabilities	279
Total Equity	5,457
Total Liabilities and Equity	$38,952

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